RF INDUSTRIES, LTD.	For Immediate Release
RF Connectors/Aviel/Neulink/Bioconnect

Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@berkmanassociates.com	Company Contact: Howard F. Hill President/CEO (858) 549-6340

RF Industries' Second Quarter Sales Increase 5% To Record
$3,769,000; Net Income Jumps 142% to $0.11 Per Share

SAN DIEGO, CA -- June 14, 2006 -- RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced record sales and net income for the second quarter of fiscal 2006.
For the three months ended April 30, 2006, sales increased 5% to a quarterly record $3,769,000 and net income increased 142% to a quarterly record $395,000, or $0.11 per diluted share. Sales for last year's second quarter, which benefited from a large shipment at the close of the quarter, were a record $3,578,000, with net income of $163,000, or $0.04 per diluted share.
For the six months ended April 30, 2006, net sales increased 11% to $7,144,000, and net income increased 78% to $660,000, or $0.18 per diluted share. This compares to sales for the same period last year of $6,446,000, and net income of $370,000, or $0.10 per diluted share.
"Continuing strong sales from RF Connector and cable assembly, which posted quarterly sales in excess of $3,000,000, together with initial Neulink shipments on the SRI contract and a 37% gain in sales at Bioconnect all led to RFI's record second quarter sales. These record sales, in combination with RFI's improved profitability, resulted in record quarterly earnings," said Howard Hill, president and CEO of RF Industries.
Higher average selling prices during half of the second quarter helped raise gross margin to 48% of sales, compared to 44%, of sales in the same quarter last year. Tighter cost controls and expense reductions established in February 2006 reduced total selling and general expenses for the quarter and also reduced these expenses, as a percent of sales, to 27% from 33% of sales in the same quarter last year.
At April 30, 2006, RFI reported cash and cash equivalents of $3,580,000, investments in available-for-sale securities of $2,644,000, working capital of $11,530,000, a 13 to 1 current ratio, no long-term debt and stockholders' equity of $12,230,000 or $3.81 per share.
RFI's RF Connectors division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.
*     *      *     *     *

RF INDUSTRIES, LTD.
Condensed Statements of Income
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005

Net sales	$3,769	$3,578	$7,144	$6,446
Cost of sales	1,977	2,019	3,792	3,469

Gross profit	1,792	1,559	3,352	2,977

Operating expenses:
Engineering	131	124	280	261
Selling and general	1,030	1,169	2,050	2,128

Total operating expenses	1,161	1,293	2,330	2,389

Operating income	631	266	1,022	588

Other income	33	22	106	38

Income before provision for income taxes	664	288	1,128	626

Provision for income taxes	269	125	468	256

Net income	$395	$163	$660	$370

Earnings per share
Basic	$0.12	$0.05	$0.21	$0.12
Diluted	$0.11	$0.04	$0.18	$0.10

Weighted average shares outstanding
Basic	3,202,405	3,046,960	3,151,169	3,027,543
Diluted	3,708,624	3,807,808	3,678,841	3,822,499

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	April 30,	October 31,
ASSETS	2006	2005

CURRENT ASSETS:
Cash and cash equivalents	$3,580	$4,507
Investment in available-for-sale securities	2,644	--
Trade accounts receivable, net	1,918	1,891
Notes receivable	--	2
Inventories	4,003	4,181
Income tax refund receivable	27	306
Other current assets	160	97
Deferred tax assets	123	136

TOTAL CURRENT ASSETS	12,455	11,120

Property, and equipment, net	416	466
Goodwill	201	201
Amortizable intangible asset	94	113
Notes receivable from related parties	--	30
Note receivable from stockholder	67	67
Other assets	28	28

TOTAL ASSETS	$13,261	$12,025

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$509	$335
Accrued expenses	416	378

TOTAL CURRENT LIABILITIES	925	713

Deferred tax liabilities	106	106

TOTAL LIABILITIES	1,031	819

STOCKHOLDERS' EQUITY
Common stock	32	31
Additional paid-in capital	4,218	3,873
Net unrealized gain on available-for-sale securities	18	--
Retained earnings	7,962	7,302

TOTAL STOCKHOLDERS' EQUITY	12,230	11,206

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,261	$12,025